February 2, 2000


The Board of Directors
Tera Computer Company

Dear Sirs:

     I am the general counsel of Tera Computer Company (the "Company") and have supervised the corporate proceedings in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 relating to the issuance of an aggregate of 3,215,686 shares of Common Stock (the "Shares") of the Company pursuant to the Company's 1995 Stock Option Plan, as amended, and the 1999 Stock Option Plan (collectively, the "Plans"). I have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments that I deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is my opinion that:

         1. The Company is a corporation duly organized and validly existing under the laws of the state of Washington; and

         2. The Shares have been duly authorized and the Shares, when issued pursuant to the Plans, will be, legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,


                                   /s/ KENNETH W. JOHNSON
                                   Kenneth W. Johnson
                                   General Counsel